Exhibit 23.1

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

American Technology Corporation
San Diego, California

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-09265, File No. 333-09269, File No. 333-23845, File No. 333-59929, File No 333-54034 and File No. 333-101279) and Forms S-3 (File No. 333-27455, File No. 333-36003, File No. 333-71351, File No. 333-99675, File No. 333-36000, File No. 333-105740, File No. 333-107635 and 333-122264) of our report dated November 10, 2004, except for Note 14 as to which the date is December 23, 2004, relating to the financial statements of American Technology Corporation appearing in the Company's Annual Report on Form 10-K/A Amendment #2 for the year ended September 30, 2004.

/s/ BDO Seidman, LLP

Costa Mesa, CA
March 16, 2005